Exhibit 99.1

SOHU.COM REPORTS FOURTH QUARTER AND FISCAL YEAR 2012 UNAUDITED FINANCIAL RESULTS

Fourth Quarter of 2012:

Record Total Revenues of US$299 Million, Up 22% Year-over-Year and 5% Quarter-over-Quarter, Exceeding the High End of Group Guidance by US$6 Million;

GAAP Fully Diluted EPS of US60 Cents; Non-GAAP Fully Diluted EPS of US73 Cents, Exceeding the High End of Group Guidance by US8 Cents

Fiscal Year 2012:

Record Total Revenues of US$1,067 Million, Up 25% Year-over-Year

GAAP Fully Diluted EPS of US$2.03; Non-GAAP Fully Diluted EPS of US$2.54

BEIJING, CHINA, February 4, 2013 – Sohu.com Inc. (NASDAQ: SOHU), China’s leading online media, search, gaming, community and mobile service group, today reported unaudited financial results for the fourth quarter and fiscal year ended December 31, 2012.

Fourth Quarter Highlights

•	Record total revenues and record revenues in brand advertising, Sogou[1] and online game businesses.

•	Total revenues were US$299 million, up 22% year-over-year and 5% quarter-over-quarter.

•	Brand advertising revenues were US$82 million, up 6% year-over-year and 5% quarter-over-quarter.

•	Sogou revenues were US$41 million, up 78% year-over-year and 10% quarter-over-quarter.

•	Online game revenues were US$159 million, up 29% year-over-year and 5% quarter-over-quarter.

•

GAAP net income attributable to Sohu.com Inc. was US$23 million, or US$0.60 per fully diluted share. Non-GAAP net income attributable to Sohu.com Inc. was US$28 million, or US$0.73 per fully diluted share.

Fiscal Year 2012 Highlights

•	Record total revenues and record revenues in brand advertising, Sogou, and online game businesses.

•	Total revenues were US$1,067 million, up 25% year-over-year.

•	Brand advertising revenues were US$290 million, up 4% year-over-year.

•	Sogou revenues were US$131 million, up 108% year-over-year.

•	Online game revenues reached US$575 million, up 32% year-over-year.

•

GAAP net income attributable to Sohu.com Inc. was US$78 million, or US$2.03 per fully diluted share. Non-GAAP net income attributable to Sohu.com Inc. was US$98 million, or US$2.54 per fully diluted share.

Dr. Charles Zhang, Chairman and CEO of Sohu.com Inc. commented, “We ended 2012 with an encouraging fourth quarter. Looking at 2012, despite the slowdown in China’s economic growth, I’m pleased that the Sohu Group’s total annual revenues rose 25% year-on-year and surpassed the $1 billion mark for the first time in our history, setting an important milestone for the Sohu Group.”

Dr. Zhang added, “By business units, for online video, we achieved initial success of our newly established dedicated sales team as the business returned to growth in the fourth quarter, and we expect the performance to further accelerate in 2013. Sogou once again achieved triple-digit year-on-year revenue growth in 2012, and we were thrilled with some notable breakthrough products on the mobile side that have been well received by users. For Changyou, strong performance from both MMO and web games helped post a new record for revenues. ”

Ms. Belinda Wang, Co-President and COO added, “The recent data shows that the number of visitors and page views of Sohu.com homepage both grew about 25% in the past 12 months, demonstrating our position as one of the most influential online media in China. In the fourth quarter, our brand advertising revenues were at the high end of our prior guidance. This was mainly due to solid performance from the auto, online video and real estate sectors. In particular, we expect the sales growth momentum in our video business to continue in 2013.”

Fourth Quarter Financial Results

Revenues

Total revenues for the fourth quarter of 2012 were US$299 million, up 22% year-over-year and 5% quarter-over-quarter.

Total online advertising revenues, which include revenues from brand advertising and search and others businesses for the fourth quarter of 2012, were US$121 million, up 20% year-over-year and 7% quarter-over-quarter.

Brand advertising revenues for the fourth quarter of 2012 totaled US$82 million, up 6% year-over-year and 5% quarter-over-quarter. The increases were mainly contributed by the revenue increase derived from real estate advertisers.

Search and others revenues for the fourth quarter of 2012 were US$39 million, up 68% year-over-year and 10% quarter-over-quarter. The year-over-year increase was mainly contributed by pay-for-click services, as well as online marketing services on the Sogou Web Directory, both as a result of increased traffic and improved monetization of traffic.

Online game revenues for the fourth quarter of 2012 were US$159 million, up 29% year-over-year and 5% quarter-over-quarter.

Wireless revenues for the fourth quarter of 2012 were US$13 million, down 13% year-over-year and 12% quarter-over-quarter. The decreases were mainly due to the influence of new operator policies to reduce customer complaints.

Gross Margin

Both GAAP and non-GAAP gross margin was 69% for the fourth quarter of 2012, compared with 66% in the third quarter of 2012 and 71% in the fourth quarter of 2011.

Online advertising gross margin for the fourth quarter of 2012 was 52%, compared with 49% in the third quarter of 2012 and 59% in the fourth quarter of 2011. Non-GAAP online advertising gross margin for the fourth quarter of 2012 was 53%, compared with 50% in the third quarter of 2012 and 59% in the fourth quarter of 2011.

Both GAAP and non-GAAP gross margin for brand advertising in the fourth quarter of 2012 was 56%, compared with 52% in the third quarter of 2012 and 61% in the fourth quarter of 2011. The year-over-year decrease in gross margin was primarily due to increases in content and bandwidth costs. The quarter-over-quarter increase in gross margin was primarily due to decrease in content costs.

Both GAAP and non-GAAP gross margin for search and others business in the fourth quarter of 2012 were 44%, compared with 44% in the third quarter of 2012 and 53% in the fourth quarter of 2011. The year-over-year decrease in margin was mainly due to higher traffic acquisition costs.

Both GAAP and non-GAAP gross margin for online games in the fourth quarter of 2012 were 86%, compared with 86% in the third quarter of 2012 and 87% in the fourth quarter of 2011.

Both GAAP and non-GAAP gross margin for the wireless business for the fourth quarter of 2012 were 34%, compared with 34% in the third quarter of 2012 and 37% in the fourth quarter of 2011. The year-over-year decrease was primarily due to increased revenue sharing rate with partners.

Operating Expenses

For the fourth quarter of 2012, operating expenses totaled $142 million, up 12% year-over-year and 13% quarter-over-quarter. Non-GAAP operating expenses were $138 million, up 46% year-over-year and 14% quarter-over-quarter. Both the year-over-year and quarter-over-quarter increases were primarily due to an increase in salaries and compensation expenses as a result of increased headcount, and higher expenses associated with marketing and promotion activities.

Operating Profit

Operating profit for the fourth quarter of 2012 was US$64 million, up 33% year-over-year and up 1% quarter-over-quarter. Operating margin was 22% for the fourth quarter of 2012, compared with 22% in the previous quarter and 20% in the fourth quarter of 2011.

Non-GAAP operating profit for the fourth quarter of 2012 was US$68 million, down 15% year-over-year and up 1% quarter-over-quarter. Non-GAAP operating margin was 23% for the fourth quarter of 2012, compared with 24% in the previous quarter and 33% in the fourth quarter of 2011.

Income Tax Expense

For the fourth quarter of 2012, GAAP income tax expense was US$20 million. Excluding a non-cash income tax expense of US$2 million recorded for the utilization of tax benefits from excess tax deductions related to share-based awards, non-GAAP income tax expense was US$18 million, compared with US$18 million in the previous quarter.

Net Income

Before deducting the share of net income pertaining to the Non-controlling Interest, GAAP net income for the fourth quarter of 2012 was US$51 million, up 8% year-over-year and down 1% quarter-over-quarter. Non-GAAP net income for the fourth quarter of 2012 was US$57 million, down 26% year-over-year and 3% quarter-over-quarter.

GAAP net income attributable to Sohu.com Inc. for the fourth quarter of 2012 was US$23 million, or US$0.60 per fully diluted share, down 9% year-over-year and 4% quarter-over-quarter. Non-GAAP net income attributable to Sohu.com Inc. for the fourth quarter of 2012 was US$28 million, or US$0.73 per fully diluted share, down 47% year-over-year and 4% quarter-over-quarter.

Cash Balance

As of December 31, 2012, Sohu Group had cash and cash equivalents of US$834 million, compared with US$733 million as of December 31, 2011.

Fiscal Year 2012 Financial Results

Revenues

Total revenues for fiscal year 2012 were US$1,067 million, up 25% compared with 2011.

Total online advertising revenues, which include revenues from brand advertising and search and others businesses for fiscal year 2012 were US$415 million, up 21% compared with 2011.

Brand advertising revenues for fiscal year 2012 were US$290 million, up 4% compared with 2011. The year-over-year increase was mainly contributed by the revenue increase derived from the fast-moving consumer goods (“FMCG”) advertisers.

Search and others revenues for fiscal year 2012 were US$124 million, up 98% compared with 2011. The year-over-year increase was mainly contributed by pay-for-click services, as well as online marketing services on the Sogou Web Directory, both as a result of increased traffic and improved monetization of traffic.

Online game revenues for fiscal year 2012 were US$575 million, up 32% compared with 2011.

Wireless revenues for fiscal year 2012 were US$56 million, up 7% compared with 2011.

Gross Margin

Both GAAP and non-GAAP gross margin was 65% for fiscal year 2012, compared with GAAP and non-GAAP gross margin of 72% in 2011.

Both GAAP and non-GAAP gross margin for online advertising gross margin for fiscal year 2012 was 44%, compared with GAAP gross margin of 58% and non-GAAP gross margin of 59% in 2011.

Brand advertising gross margin for fiscal year 2012 was 44%, compared with 62% in 2011. Non-GAAP brand advertising gross margin for fiscal year 2012 was 45%, compared with 62% in 2011. The decreases in gross margin were primarily due to increases in content and bandwidth costs, including the impairment loss recognized for the video content related long-lived assets in the second quarter of 2012.

Both GAAP and non-GAAP gross margin for search and others business for fiscal year 2012 were 43%, compared with 44% in 2011.

Both GAAP and non-GAAP gross margin for online games for fiscal year 2012 were 86%, compared with 89% in 2011.

Both GAAP and non-GAAP gross margin for the wireless business for fiscal year 2012 were 34%, compared with 39% in 2011. The decline was primarily due to increased revenue sharing rate with partners.

Operating Expenses

For fiscal year 2012, operating expenses totaled US$474 million, up 33% compared with 2011. Non-GAAP operating expenses were US$458 million, up 46% compared with 2011. The year-over-year increase was primarily due to an increase in salaries and compensation expenses as a result of increased headcount and higher expenses associated with marketing and promotion activities.

Operating Profit

Operating profit for fiscal year 2012 was US$223 million, down 12% compared with 2011. Operating margin was 21% for fiscal year 2012, compared with 30% in 2011.

Non-GAAP operating profit for fiscal year 2012 was US$240 million, down 20% compared with 2011. Non-GAAP operating margin was 23% for fiscal year 2012, compared with 35% in 2011.

Income Tax Expense

For fiscal year 2012, GAAP income tax expense was US$76 million. Excluding a non-cash income tax expense of US$5.6 million recorded for the utilization of tax benefits from excess tax deductions related to share-based awards and deferred tax liability impact on intangible asset impairment of US$0.6 million, non-GAAP income tax expense was US$71 million.

Net Income

Before deducting the share of net income pertaining to the Non-controlling Interest, GAAP net income for fiscal year 2012 was US$177 million, down 22% compared with 2011. Non-GAAP net income for fiscal year 2012 was US$201 million, down 26% compared with 2011.

GAAP net income attributable to Sohu.com Inc. for fiscal year 2012 was US$78 million, or US$2.03 per fully diluted share, down 49% compared with 2011. Non-GAAP net income attributable to Sohu.com Inc. for fiscal year 2012 was US$98 million, or US$2.54 per fully diluted share, down 49% compared with 2011.

Ms. Carol Yu, Co-President and CFO of Sohu.com Inc. commented, “We are delighted that in 2012, the efforts made by each of our business units strengthened their respective market positions. For 2013, we will continue to invest in key initiatives to capture the great opportunities ahead of us.”

Supplementary Information for Online Game Results

Fourth Quarter 2012 Operational Results

•	Aggregate registered accounts for Changyou’s games[2], excluding 7Road’s games, increased 41% year-over-year and 11% quarter-over-quarter to 248.1 million.

•	Aggregate peak concurrent users (“PCU”) for Changyou’s games, excluding 7Road’s games, decreased 6% year-over-year and increased 1% quarter-over-quarter to 1.10 million.

•

Aggregate active paying accounts (“APA”) for Changyou’s games, excluding 7Road’s games, decreased 31% year-over-year and 9% quarter-over-quarter to 2.20 million. The year-over-year and quarter-over-quarter decreases reflected a decline in the number of low-spending active paying accounts that did not make a purchase in the fourth quarter of 2012 as Changyou continued the strategy of the previous two quarters of giving away virtual items and reducing in-game promotions in TLBB.

•

Average revenue per active paying account (“ARPU”) for Changyou’s games, excluding 7Road’s games, increased 60% year-over-year and 11% quarter-over-quarter to RMB353. The year-over-year and quarter-over-quarter increases were mainly due to the decline in TLBB’s low-spending active paying accounts and TLBB’s advanced level players increasing their spending in the fourth quarter of 2012.

Business Outlook

For the first quarter of 2013, Sohu estimates:

•	Total revenues to be between US$290 million and US$299 million.

•	Brand advertising revenues to be between $78 million and $80 million; this implies a sequential decrease of 2% to 5% and an annual increase of 28% to 31%.

•	Sogou revenues to be between $34 million and $36 million; this implies a sequential decrease of 12% to 17% and an annual growth of 50% to 59%.

•	Online game revenues to be between US$160 million and US$165 million. This implies a sequential increase of 1% to 4% and an annual growth of 26% to 29%.

•	Before deducting the share of non-GAAP net income pertaining to the Non-Controlling interest, non-GAAP net income to be between US$46 million and US$49 million.

•	Non-GAAP net income attributable to Sohu.com Inc. to be between US$19 million and US$21 million, and non-GAAP fully diluted earnings per share to be between US$0.50 and US$0.55.

•

Assuming no new grants of share-based awards, we estimate that compensation expenses and income tax expenses relating to share-based awards to be around US$3 million to US$4 million. The estimated impact of this expense is expected to reduce Sohu’s fully diluted earnings per share for the first quarter of 2013 under US GAAP by 9 to 11 US cents.

Re-defined Responsibilities of Xiaochuan Wang

Given the growing significance of Sogou and the substantial size of its operations, Mr. Xiaochuan Wang will focus full-time as the Chief Executive Officer of Sogou, and will no longer act in the capacity of Sohu Group’s Chief Technology Officer.

Non-GAAP Disclosure

Beginning in the fourth quarter of 2011, Sohu revised its non-GAAP reporting methodology to exclude income/expense from the adjustment of contingent consideration, goodwill impairment, impairment of intangibles via acquisitions of businesses and the related tax impact, in addition to its historical practice of excluding share-based awards from non-GAAP results.

To supplement the unaudited consolidated financial statements presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), Sohu’s management uses non-GAAP measures of gross profit, operating profit, income tax expense, net income attributable to Sohu.com Inc. and net income attributable to Sohu.com Inc. per share, which are adjusted from results based on GAAP to exclude the impact of share-based awards, which consist mainly of share-based compensation expenses and non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration previously recorded for acquisitions and goodwill impairment and impairment of intangibles via acquisitions of businesses and the related tax impacts. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.

Sohu’s management believes excluding the impact of share-based awards, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration, goodwill impairment, impairment of intangibles via acquisitions of businesses and the related tax impact from its non-GAAP financial measure is useful for itself and investors. Further, the impact of share-based awards, utilization of non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration, goodwill impairment, impairment of intangibles via acquisitions of businesses and the related tax impact cannot be anticipated by management and business line leaders and these expenses were not built into the annual budgets and quarterly forecasts, which have been the basis for information Sohu provides to analysts and investors as guidance for future operating performance. As the impact of share-based awards, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration, goodwill impairment, impairment of intangibles via acquisitions of businesses and the related tax impact does not involve subsequent cash outflow, Sohu does not factor this in when evaluating and approving expenditures or when determining the allocation of its resources to its business segments. As a result, in general, the monthly financial results for internal reporting and any performance measure for commissions and bonuses are based on non-GAAP financial measures that exclude the impact of share-based awards, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration, goodwill impairment, impairment of intangibles via acquisitions of businesses and the related tax impact.

The non-GAAP financial measures are provided to enhance investors’ overall understanding of Sohu’s current financial performance and prospects for the future. A limitation of using non-GAAP gross profit, operating profit, income tax expense, net income attributable to Sohu.com Inc. and net income attributable to Sohu.com Inc. per share, excluding the impact of share-based awards, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration, goodwill impairment, impairment of intangibles via acquisitions of businesses and the related tax impact is that the impact of share-based awards and non-cash tax benefits from excess tax deductions related to share-based awards have been and will continue to be a significant recurring expense in Sohu’s business for the foreseeable future, income/expense from the adjustment of contingent consideration, goodwill impairment, impairment of intangibles via acquisitions of businesses and the related tax impact may recur in the future. In order to mitigate these limitations Sohu has provided specific information regarding the GAAP amounts excluded from each non-GAAP measure. The accompanying tables include details on the reconciliation between the GAAP financial measures that are most directly comparable to the non-GAAP financial measures that have been presented.

Notes to Financial Information

Financial information in this press release other than the information indicated as being non-GAAP is derived from Sohu’s unaudited interim financial statements prepared in accordance with GAAP.

Mezzanine equity consists of non-controlling interests in 7Road and a put option that gives the non-controlling shareholders the right to put their shares to Changyou at a pre-determined price if 7Road achieves specified performance milestones before the expiry of the put option and 7Road does not complete an initial public offering on NASDAQ, the New York Stock Exchange or The Stock Exchange of Hong Kong. The put option will expire in 2014. Non-controlling interests of 7Road and the put option are classified as mezzanine equity in Changyou’s consolidated balance sheets, as redemption of the non-controlling interests is not solely within the control of Changyou.

In accordance with ASC subtopic 480-10, Changyou accretes the balance of non-controlling interests to its redemption value over the period from the date of the 7Road acquisition to the earliest exercise date of the put right. Any subsequent changes in the redemption value are considered to be changes in accounting estimates and are also recognized over the same period as net income attributable to mezzanine classified non-controlling interests.

In the third quarter of 2012, Changyou estimated that based on 7Road’s performance in the first three quarters of 2012, 7Road will likely exceed its originally estimated performance for year 2012 and 2013, which will be the basis to determine the exercise price of the put option. As a result, the Company has increased the estimated redemption value of the mezzanine classified non-controlling interests in 7Road. The increase in the redemption value was recognized prospectively over the period from the date of the change in estimate to the earliest exercise date of the put right as an increase in net income attributable to mezzanine classified non-controlling interests.

Safe Harbor Statement

This announcement contains forward-looking statements. It is currently expected that the Business Outlook will not be updated until release of Sohu’s next quarterly earnings announcement; however, Sohu reserves right to update its Business Outlook at any time for any reason. Statements that are not historical facts, including statements about Sohu’s beliefs and expectations, are forward-looking statements. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Potential risks and uncertainties include, but are not limited to, the current global financial and credit markets crisis and its potential impact on the Chinese economy, the uncertain regulatory landscape in the People’s Republic of China, fluctuations in Sohu’s quarterly operating results, and Sohu’s reliance on online advertising sales, online games and wireless services (most wireless revenues are collected from a few mobile network operators) for its revenues. Further information regarding these and other risks is included in Sohu’s annual report on Form 10-K for the year ended December 31, 2011, and other filings with the Securities and Exchange Commission.

Conference Call and Webcast

Sohu’s management team will host a conference call on the same day at 8:30 a.m. U.S. Eastern Time, February 4, 2013 (9:30 p.m. Beijing/Hong Kong time, February 4, 2013) following the quarterly and fiscal year results announcement.

The dial-in details for the live conference call are:

US Toll-Free:	+1-866-519-4004
International:	+1-718-354-1231
Hong Kong:	+852-2475-0994
China Mainland	+86-800-819-0121 / +86-400-620-8038
Passcode:	SOHU

Please dial in 10 minutes before the call is scheduled to begin and provide the passcode to join the call.

A telephone replay of the call will be available after the conclusion of the conference call at 10:30 a.m. Eastern Time on February 4 through February 11, 2013. The dial-in details for the telephone replay are:

International:	+1-646-254-3697
Passcode:	89774802

The live webcast and archive of the conference call will be available on the Investor Relations section of Sohu’s website at http://corp.sohu.com/.

About Sohu.com

Sohu.com Inc. (NASDAQ: SOHU) is China’s premier online brand and indispensable to the daily life of millions of Chinese, providing a network of web properties and community based/web 2.0 products which offer the vast Sohu user community a broad array of choices regarding information, entertainment and communication. Sohu has built one of the most comprehensive matrices of Chinese language web properties and proprietary search engines, consisting of the mass portal and leading online media destination www.sohu.com; interactive search engine www.sogou.com; #1 games information portal www.17173.com; the top real estate website www.focus.cn; #1 online alumni club www.chinaren.com; wireless value-added services provider www.goodfeel.com.cn; leading online mapping service provider www.go2map.com; and developer and operator of online games www.changyou.com/en/.

Sohu corporate services consist of online brand advertising on its matrix of websites as well as bid listing and home page on its in-house developed search directory and engine. Sohu also offers wireless value-added services such as news, information, music, ringtone and picture content sent over mobile phones. Sohu’s online game subsidiary, Changyou.com (NASDAQ: CYOU) has a diverse portfolio of online games that includes Tian Long Ba Bu, one of the most popular massively multi-player online (“MMO”) games in China, and DDTank and Wartune (also known as Shen Qu), which are two popular web games in China. Sohu.com, established by Dr. Charles Zhang, one of China’s internet pioneers, is in its seventeen year of operation.

For investor and media inquiries, please contact:

In China:

Mr. Eric Yuan
Sohu.com Inc.
Tel:	+86 (10) 6272-6593
E-mail:	ir@contact.sohu.com

In the United States:

Mr. Jeff Bloker
Christensen
Tel:	+1 (480) 614-3003
E-mail:	jbloker@ChristensenIR.com

SOHU.COM INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED, IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

	Three Months Ended			Twelve Months Ended
	Dec. 31, 2012	Sep. 30, 2012	Dec. 31, 2011	Dec. 31, 2012	Dec. 31, 2011

Revenues:

Online advertising
Brand advertising	$82,051	$77,874	$77,736	$290,205	$279,189

Search and others	38,705	35,284	22,979	124,389	62,981

Subtotal	120,756	113,158	100,715	414,594	342,170

Online games	158,942	151,093	123,249	574,653	435,508

Wireless	12,632	14,312	14,456	55,893	52,015

Others	7,162	6,815	7,733	22,061	22,394

Total revenues	299,492	285,378	246,153	1,067,201	852,087

Cost of revenues:
Online advertising

Brand advertising (includes stock-based compensation expense of $155, $150, $438, $324 and $1,908, respectively)	35,864	37,476	30,449	161,195	107,391
Search and others (includes stock-based compensation expense of $23, $21, $0, $87 and $0, respectively)	21,572	19,736	10,779	70,628	35,144

Subtotal	57,436	57,212	41,228	231,823	142,535

Online games (includes stock-based compensation expense of $44, $61, $29, $237 and $102, respectively)	22,124	21,026	16,341	77,859	49,837
Wireless (includes stock-based compensation expense of $0, $0, $0, $0 and $0, respectively)	8,358	9,474	9,154	36,893	31,882
Others (includes stock-based compensation expense of $0, $0, $0, $0 and $0, respectively)	5,625	9,037	4,734	23,083	16,093

Total cost of revenues	93,543	96,749	71,457	369,658	240,347

Gross profit	205,949	188,629	174,696	697,543	611,740

Operating expenses:
Product development (includes stock-based compensation expense of $1,191, $1,316, $1,635, $5,210 and $6,461, respectively)	52,432	46,994	34,612	181,359	112,617
Sales and marketing (includes stock-based compensation expense of $536, $582, $859, $2,149 and $3,694, respectively)	68,833	58,250	45,912	214,736	158,187
General and administrative (includes stock-based compensation expense of $1,815, $1,713, $1,630, $5,959 and $6,487, respectively)	20,275	19,666	18,126	75,243	59,126
Goodwill impairment and impairment of acquired intangibles via acquisition of businesses	—	—	27,511	2,906	27,511

Total operating expenses	141,540	124,910	126,161	474,244	357,441

Operating profit	64,409	63,719	48,535	223,299	254,299

Other income/(expense)	2,102	(111)	4,561	5,422	9,799

Interest income	5,585	5,974	5,488	25,277	15,800

Exchange difference	(704)	667	(499)	(635)	(5,003)

Income before income tax expenses	71,392	70,249	58,085	253,363	274,895

Income tax expense	20,290	18,727	10,828	76,171	46,552

Net Income	51,102	51,522	47,257	177,192	228,343

Less: Net income attributable to the mezzanine classified noncontrolling interest shareholders	4,495	4,495	1,105	11,196	2,558
Net income attributable to the noncontrolling interest shareholders	21,219	21,146	19,295	78,837	63,044

Net income attributable to Sohu.com Inc.	25,388	25,881	26,857	87,159	162,741

Basic net income per share attributable to Sohu.com Inc.	$$0.67	$0.68	$$0.71	$$2.29	$$4.26

Shares used in computing basic net income per share attributable to Sohu.com Inc.	38,046	38,022	38,076	38,038	38,216

Diluted net income per share attributable to Sohu.com Inc.	$$0.60	$0.63	$$0.65	$2.03	$3.93

Shares used in computing diluted net income per share attributable to Sohu.com Inc.	38,393	38,344	38,574	38,392	38,761

Note:

(a)	The classification of certain comparative figures of online advertising expenses has been changed to conform to the current period presentation.

SOHU.COM INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED, IN THOUSANDS)

	As of Dec. 31, 2012	As of Dec. 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$833,535	$732,607
Restricted time deposits	116,140	—
Short term investments	54,901	17,560
Investment in debt securities	79,548	79,354
Accounts receivable, net	98,398	87,066
Prepaid and other current assets	49,256	53,894

Total current assets	1,231,778	970,481

Fixed assets, net	178,951	152,652
Goodwill	159,215	158,905
Intangible assets, net	70,054	69,762
Restricted time deposits	130,699	—
Prepaid non-current assets	291,643	270,282
Other assets	13,792	11,212

Total assets	$2,076,132	$1,633,294

LIABILITIES
Current liabilities:
Accounts payable	$61,429	$31,179
Accrued liabilities	117,029	95,409
Receipts in advance and deferred revenue	89,687	75,809
Accrued salary and benefits	61,722	45,300
Taxes payable	33,897	47,213
Deferred tax liability	11,878	—
Short-term bank loans	113,000	—
Other short-term liabilities	63,352	35,816
Contingent consideration	76	476

Total current liabilities	$552,070	$331,202

Long-term accounts payable	12,684	3,612
Long-term bank loans	126,353	—
Deferred tax liabilities	7,998	5,146
Contingent consideration	—	17,009
Total long-term liabilities	$147,035	$25,767

Total liabilities	$699,105	$356,969

MEZZANINE EQUITY	61,810	57,254

SHAREHOLDERS’ EQUITY:
Sohu.com Inc. shareholders’ equity	1,084,223	1,008,425
Noncontrolling Interest	230,994	210,646

Total shareholders’ equity	$1,315,217	$1,219,071

Total liabilities, mezzanine equity and shareholders’ equity	$2,076,132	$1,633,294

SOHU.COM INC.

RECONCILIATIONS OF NON-GAAP RESULTS OF OPERATION MEASURES TO THE NEAREST COMPARABLE GAAP MEASURES

(UNAUDITED, IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

	Three Months Ended Dec. 31, 2012				Three Months Ended Sep. 30, 2012				Three Months Ended Dec. 31, 2011
	GAAP	Non-GAAP Adjustments		Non-GAAP	GAAP	Non-GAAP Adjustments		Non-GAAP	GAAP	Non-GAAP Adjustments		Non-GAAP

		155	(a)			150	(a)			438	(a)

Brand advertising gross profit	$46,187	155		46,342	$40,398	$150		$40,548	$47,287	$438		$47,725

Brand advertising gross margin	56%			56%	52%			52%	61%			61%

		23	(a)			21	(a)

Search and others gross profit	$17,133	23		17,156	$15,548	$21		$15,569	$12,200	$—		$12,200

Search and others gross margin	44%			44%	44%			44%	53%			53%

		178	(a)			171	(a)			438	(a)

Online advertising gross profit	$63,320	178		63,498	$55,946	$171		$56,117	$59,487	$438		$59,925

Online advertising gross margin	52%			53%	49%			50%	59%			59%

		44	(a)			61	(a)			29	(a)

Online games gross profit	$136,818	44		136,862	$130,067	$61		$130,128	$106,908	$29		$106,937

Online games gross margin	86%			86%	86%			86%	87%			87%

Wireless gross profit	$4,274	—		4,274	$4,838	$—		$4,838	$5,302	$—		$5,302

Wireless gross margin	34%			34%	34%			34%	37%			37%

Others gross profit	$1,537	—		1,537	$(2,222)	$—		$(2,222)	$2,999	$—		$2,999

Others gross margin	21%			21%	-33%			-33%	39%			39%

		222	(a)			232	(a)			467	(a)

Gross profit	$205,949	222		206,171	$188,629	$232		$188,861	$174,696	$467		$175,163

Gross margin	69%			69%	66%			66%	71%			71%

										4,591	(a)
		3,764	(a)			3,843	(a)			27,511	(b)

Operating profit	$64,409	3,764		68,173	$63,719	$3,843		$67,562	$48,535	$32,102		$80,637

Operating margin	22%			23%	22%			24%	20%			33%

										4,591	(a)
						3,843	(a)			26,539	(b)
		3,764	(a)			973	(c)			1,610	(c)
		2,099	(c)			2,195	(d)			(3,150	) (d)

Net income before Non-Controlling Interest	$51,102	5,863		56,965	$51,522	$7,011		$58,533	$47,257	$29,590		$76,847

										3,573	(a)
						3,043	(a)			24,635	(b)
		3,061	(a)			973	(c)			1,610	(c)
		2,099	(c)			1,471	(d)			(2,202	) (d)

Net income attributable to Sohu.com Inc for diluted net income per share (e)	$23,064	5,160		28,224	$24,015	$5,487		$29,502	$25,245	$27,616		$52,861

Diluted net income per share attributable to Sohu.com Inc.	$0.60			0.73	$0.63			$0.77	$0.65			1.36

Shares used in computing diluted net income per share attributable to Sohu.com Inc.	$38,393			38,480	38,344			38,480	38,574			38,794

Note:

(a)	To eliminate the impact of share-based awards as measured using the fair value method.
(b)	To adjust goodwill impairment, impairment of intangibles via acquisitions of businesses and the related tax impact.
(c)	To adjust non-cash tax benefits from excess tax deductions related to share-based awards.
(d)	To adjust income/expense from the adjustment of contingent consideration previously recorded for acquisitions.
(e)	To adjust Sohu’s economic interest in Changyou and Sogou under the treasury stock method and if-converted method, respectively.
(f)	The classification of certain comparative figures of online advertising expenses has been changed to conform to the current period presentation.

SOHU.COM INC.

RECONCILIATIONS OF NON-GAAP RESULTS OF OPERATION MEASURES TO THE NEAREST COMPARABLE GAAP MEASURES

(UNAUDITED, IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

	Twelve Months Ended Dec. 31, 2012				Twelve Months Ended Dec. 31, 2011
	GAAP	Non-GAAP Adjustments		Non-GAAP	GAAP	Non-GAAP Adjustments		Non-GAAP

		324	(a)			1,908	(a)

Brand advertising gross profit	$129,010	324		129,334	$171,798	$1,908		$173,706

Brand advertising gross margin	44%			45%	62%			62%

		87	(a)

Search and others gross profit	$53,761	87		53,848	$27,837	$—		$27,837

Search and others gross margin	43%			43%	44%			44%

		411	(a)			1,908	(a)

Online advertising gross profit	$182,771	411		183,182	$199,635	$1,908		$201,543

Online advertising gross margin	44%			44%	58%			59%

		237	(a)			102	(a)

Online games gross profit	$496,794	237		497,031	$385,671	$102		$385,773

Online games gross margin	86%			86%	89%			89%

Wireless gross profit	$19,000	—		19,000	$20,133	$—		$20,133

Wireless gross margin	34%			34%	39%			39%

Others gross profit	$(1,022)	—		(1,022)	$6,301	$—		$6,301

Others gross margin	-5%			-5%	28%			28%

		648	(a)			2,010	(a)

Gross profit	$697,543	648		698,191	$611,740	$2,010		$613,750

Gross margin	65%			65%	72%			72%

		13,966	(a)			18,652	(a)
		2,906	(b)			27,511	(b)

Operating profit	$223,299	16,872		240,171	$254,299	$46,163		$300,462

Operating margin	21%			23%	30%			35%

		13,966	(a)			18,652	(a)
		2,268	(b)			26,539	(b)
		5,591	(c)			3,011	(c)
		2,195	(d)			(3,150	)(d)

Net income before Non-Controlling Interest	$177,192	24,020		201,212	$228,343	$45,052		$273,395

		11,094	(a)			15,322	(a)
		1,520	(b)			24,635	(b)
		5,591	(c)			3,011	(c)
		1,471	(d)			(2,202	)(d)

Net income attributable to Sohu.com Inc for diluted net income per share (e)	$78,077	19,676		97,753	$152,528	$40,766		$193,294

Diluted net income per share attributable to Sohu.com Inc.	$2.03			2.54	$3.93			$4.96

Shares used in computing diluted net income per share attributable to Sohu.com Inc.	38,392			38,480	38,761			39,016

Note:

(a)	To eliminate the impact of share-based awards as measured using the fair value method.
(b)	To adjust goodwill impairment, impairment of intangibles via acquisitions of businesses and the related tax impact.
(c)	To adjust non-cash tax benefits from excess tax deductions related to share-based awards.
(d)	To adjust income/expense from the adjustment of contingent consideration previously recorded for acquisitions.
(e)	To adjust Sohu’s economic interest in Changyou and Sogou under the treasury stock method and if-converted method, respectively.
(f)	The classification of certain comparative figures of online advertising expenses has been changed to conform to the current period presentation.

[1]

Sogou operates search and others business and offers Internet value-added services (“IVAS”) with respect to Web games developed by third-party developers. Search and others business include search and Sogou Web Directory. In statements of operations, revenues from search and Sogou Web Directory are recorded as “search and others” revenue, and revenue from IVAS is recorded as “others” revenue.

[2]

Excludes 7Road’s games and comprises the following games operated in China: Tian Long Ba Bu (“TLBB”), Duke of Mount Deer (“DMD”), Blade Online, Blade Hero 2, Tao Yuan, Da Hua Shui Hu, Zhong Hua Ying Xiong, Immortal Faith, and Legend of Ancient World.